As filed with the Securities and Exchange Commission on December 12, 2014

Registration No. 333-199762

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3841	98-0373793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(732) 329-8885

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David C. Schwartz, Esq.	Robert E. Puopolo, Esq.
DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078 Tel No.: (973) 520-2550 Fax No.: (973) 520-2557	Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 Tel No.: (617) 570-1000 Fax No.: (617) 523-1231

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Amendment No. 3 to registration statement on Form S-1 is being filed by CytoSorbents Corporation, a Delaware corporation, in order to file certain exhibits with the Securities and Exchange Commission. No change is made to the preliminary prospectus constituting Part I of the registration statement or Items 13, 14, 15, 16(b) or 17 of Part II of the registration statement. Accordingly, this Amendment No. 3 only consists of the facing page, this explanatory note, Part II, the signatures and the exhibits.

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that the expenses payable by us in connection with this offering, other than underwriting fees and discounts, are as follows:

Securities and Exchange Commission Registration Fee	$2,324
FINRA Filing Fee	$3,500
Accounting Fees and Expenses	$15,000
Legal Fees and Expense	$150,000
Transfer Agent and Registrar Fee	$20,000
Blue Sky Fees and Expenses	$10,000
Miscellaneous	$9,176
Total	$210,000

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

In February 2012, we issued 12-month Promissory Notes in the aggregate principal amount of $700,000, which accrue interest at the rate of 8% per annum. Per the terms of the Promissory Notes, the investors may, at any time, convert outstanding principal and interest into Common Stock of the Company at a rate of $0.15 per share. In connection with the sale of the Promissory Note, we issued each note holder a warrants exercisable into 1,166,667 shares with an exercise price equal to $0.175 per share of Common Stock.

On June 21, 2013, we issued 12-month convertible notes in the aggregate principal amount of $1,098,000, which accrue interest at the rate of 8% per annum, and automatically convert into shares of our Common Stock, at a conversion price of $0.125 at maturity or earlier at the option of the investor. Full conversion of the principal value of the Notes would result in the issuance of 8,784,000 shares of Common Stock. In connection with the issuance of the Notes, we issued warrants to purchase shares of Common Stock, providing 50% coverage, exercisable at $0.15 per share.

On September 30, 2013, we issued 12-month convertible notes in the aggregate principal amount of $745,000, which accrue interest at rate of 8%, per annum, and automatically convert into shares of our Common Stock at a conversion price of $0.10 at maturity or earlier at the option of the investor. Full conversion of the principal value of the Notes would result in the issuance of 7,450,000 shares of Common Stock. In connection with the issuance of the Notes, the we issued warrants to purchase shares of Common Stock, providing 50% coverage, exercisable at $0.125 per share.

These securities were issued in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended (the “Securities Act”).

In 2012, the Company granted options to purchase 78,720 shares of the Company’s common stock (after giving effect to the Company’s 2014 25:1 reverse stock split) under its 2006 Long-Term Incentive Plan, as amended, at a weighted average exercise price of $3.75 (after giving effect to the Company’s 2014 25:1 reverse stock split).

In 2013, the Company granted options to purchase 563,040 shares of the Company’s common stock (after giving effect to the Company’s 2014 25:1 reverse stock split) under its 2006 Long-Term Incentive Plan, as amended, at a weighted average exercise price of $2.75 (after giving effect to the Company’s 2014 25:1 reverse stock split).

In 2014, the Company granted options to purchase 645,400 shares of the Company’s common stock (after giving effect to the Company’s 2014 25:1 reverse stock split) under its 2006 Long-Term Incentive Plan, as amended, at a weighted average exercise price of $5.00 (after giving effect to the Company’s 2014 25:1 reverse stock split).

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of, or incorporated by reference into this document:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3(i).1	Articles of Incorporation, dated April 25, 2002.(1)
3(i).2	Certificate of Designation of Series A 10% Cumulative Convertible Preferred Stock, $.001 Par Value Per Share.(2)
3(i).3	Amendment to Articles of Incorporation dated August 1, 2006.(3)
3(i).4	Certificate of Designation of Series B 10% Cumulative Convertible Preferred Stock, $0.001 Par Value Per Share.(4)
3(i).5	Certificate of Amendment to Certificate of Designation of Series A 10% Cumulative Convertible Preferred Stock, $0.001 Par Value Per Share.(4)
3(i).6	Amendment to Articles of Incorporation, dated December 15, 2008.(5)
3(i).7	Amendment to Articles of Incorporation, dated April 16, 2013.(5)
3(i).8	Certificate of Amendment to Articles of Incorporation, dated February 17, 2010.(6)
3(i).9	Certificate of Amendment to the Certificate of Designation of Series A 10% Cumulative Convertible Preferred Stock, $0.001 par value per share of CytoSorbents Corporation.(7)
3(i).10	Certificate of Amendment to the Certificate of Designation of Series B 10% Cumulative Convertible Preferred Stock, $0.001 par value per share of CytoSorbents Corporation.(7)
3(i).11	First Amended and Restated Certificate of Incorporation, dated December 3, 2014.(13)
3(ii).1	Bylaws of the Company.(13)
4.1	Form of Convertible Note for sale of stock that occurred June 21, 2013.(8)
4.2	Form of Warrant for sale of stock that occurred June 21, 2013.(8)
4.3	Form of Convertible Note for sale of stock that occurred September 30, 2013.(9)
4.4	Form of Warrant for sale of stock that occurred September 30, 2013.(9)
4.5	Form of Underwriter Warrant, December 2014*
5.1	Legal Opinion of DLA Piper LLP (US).*
10.1	Employment Agreement with Dr. Phillip P. Chan, Effective December 3, 2013.(10)
10.2	Employment Agreement with Vincent Capponi, Effective December 3, 2013.(10)
10.3	Employment Agreement with Kathleen Bloch, Effective May 7, 2013.(11)
10.4	Purchase Agreement, dated as of December 8, 2011 by and between the Company and Lincoln Park Capital Fund, LLC.(12)
10.5	Registration Rights Agreement, dated as of December 8, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.(12)
10.6	Termination Agreement, dated as of December 7, 2011, by and between the Company and Lincoln Park Capital Fund, LLC.(12)
23.1	Consent of WithumSmith + Brown, PC

Exhibit No.	Description
23.2	Consent of DLA Piper LLP (US) (refer to exhibit 5.1)*
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Presentation Linkbase

*	Filed herewith.
**	To be filed by amendment.
(1)	Incorporated by reference from the Exhibits to the Registrant’s Registration Statement on Form SB-2 (Commission File Number 333-114002), filed on March 29, 2004.
(2)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on July 6, 2006.
(3)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on August 7, 2006.
(4)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on July 1, 2008.
(5)	Incorporated by reference from the Exhibits to the Registrant’s Registration Statement on Form S-1/A (Commission File Number 333-193053), filed on February 14, 2014.
(6)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on May 7, 2010.
(7)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on October 14, 2014.
(8)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on June 27, 2013.
(9)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on October 10, 2013.
(10)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on January 7, 2014.
(11)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on May 14, 2013.
(12)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on December 9, 2011.
(13)	Incorporated by reference from the Exhibits to the Registrant’s Current Report on Form 8-K, filed on December 4, 2014.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in Monmouth Junction, State of New Jersey, on December 12, 2014.

CYTOSORBENTS CORPORATION
(Registrant)

By:	/s/ Dr. Phillip Chan Dr. Phillip Chan Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Dr. Phillip Chan Dr. Phillip Chan	Chief Executive Officer (Principal Executive Officer) and Director	December 12, 2014
/s/ Kathleen P. Bloch Kathleen P. Bloch	Chief Financial Officer (Principal Accounting and Financial Officer)	December 12, 2014
* Vincent Capponi	Chief Operations Officer	December 12, 2014
* Edward Jones, MD	Director	December 12, 2014
* James Gunton	Director	December 12, 2014
* Al W. Kraus	Director	December 12, 2014
* Alan D. Sobel	Director	December 12, 2014
*By: /s/ Dr. Phillip Chan Dr. Phillip Chan Attorney-in-fact		December 12, 2014